Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Reports Strong Quarterly Results With Record Revenue and

Cash From Operations

Company Extends Offer For Alcan to August 10, 2007

Highlights:

–	Second quarter 2007 income from continuing operations of $716 million or $0.81 per share.
–	Revenues reach quarterly record of $8.1 billion.
–	Cash from operations rose to a record $1.35 billion.
–	Debt-to-capital ratio at 29.4 percent, lowest in this decade.
–	Five of six segments increase ATOI sequentially.
–	Downstream Flat-Rolled Products, Extruded and End Products, and Engineered Solutions each deliver quarterly ATOI records.
–	ROC including major growth investments of 11.8 percent; excluding growth projects, ROC was 14.7 percent.

NEW YORK, NY – July 9, 2007 – Alcoa (NYSE: AA) today announced second quarter 2007 income from continuing operations of $716 million, or $0.81 per diluted share, the second best quarterly performance in the Company’s history and completing its best ever first half in revenues, earnings and cash from operations. 2007 second quarter income from continuing operations represented a five percent increase from the $0.77 in the first quarter of 2007. In the second quarter of 2006, income from continuing operations was $0.85.

Net income for the quarter was $715 million, or $0.81, an eight percent increase from the first quarter of 2007. Net income for the second quarter 2006 was $744 million, or $0.85.

For the first half of 2007, income from continuing operations grew to an all-time record of $1.39 billion, up from last year’s $1.36 billion first-half results. First half 2007 net income also reached a record $1.38 billion compared to $1.35 billion in 2006.

Revenues for the quarter reached an all-time quarterly record of $8.1 billion, up from $7.9 billion in the first quarter of 2007 and $7.8 billion from a year ago. The increase was driven by higher volumes and improved mix.

Second quarter 2007 after-tax operating income (ATOI) increased in five of the Company’s six operating segments over the prior quarter. The Company’s downstream Flat-Rolled Products, Extruded and End Products, and Engineered Solutions each achieved all-time quarterly ATOI records.

Included in the quarterly results was a favorable after-tax restructuring adjustment of $21 million, or $0.02 per share. This was generated mainly by the completion of the soft alloy extrusion joint venture with Sapa. The quarterly results also included $0.02 per share in after-tax transaction costs stemming from the Company’s outstanding offer for Alcan.

The strong quarterly results were achieved despite $36 million after tax, or $0.04 per share, of curtailment costs at the Tennessee and Rockdale, TX smelters.

“We have achieved another strong quarter, with record cash generation, record downstream performance, and our lowest debt-to-capital ratio in nearly eight years, while continuing an ambitious investment program,” said Alain Belda, Alcoa Chairman and CEO. “In the quarter, we also made a compelling offer to acquire Alcan, and are proceeding well with the regulatory approvals necessary to complete that transaction,” said Belda. “We remain the natural partner for Alcan with the most substantial synergies, and an unparalleled commitment to Canada and Québec.”

Cash from operations in the second quarter rose to a record $1.35 billion, a more than $800 million improvement from the first quarter of 2007. The Company’s strong cash generation performance in the quarter helped to fund its growth programs. In the quarter, capital expenditures were $891 million, 67 percent of which was devoted to growth projects.

The Company’s debt-to-capital ratio stood at 29.4 percent at the end of the quarter, the lowest so far this decade. The Company’s 12-month trailing return on capital (ROC) stood at 11.8 percent at the end of the second quarter, including ongoing major investments in growth. That is higher than the 11.2 percent trailing ROC in 2006. Excluding investments in growth, the 12-month trailing ROC was 14.7 percent in the second quarter of 2007, compared to 12.8 percent in 2006.

During the quarter, Alcoa also completed the formation of a joint venture with Sapa of its soft alloy extrusion business. The Company also continued to make progress on its strategic review of its packaging and consumer and automotive castings and electrical systems businesses. Alcoa anticipates that process will be completed by the end of 2007.

Update On Offer For Alcan

Alcoa today extended the expiration time for its offer to acquire all of the outstanding common shares of Alcan Inc., (TSX: AL; NYSE: AL) from 5:00 p.m., Eastern Daylight Saving Time, on July 10, 2007, to 5:00 p.m., Eastern Daylight Saving Time, on August 10, 2007, subject to further extension. The offer was announced by Alcoa on May 7, 2007.

All other terms and conditions of Alcoa’s offer remain unchanged. Alcoa expects to mail a formal notice of extension to Alcan shareholders shortly. The notice of extension will also be electronically available on the SEDAR website at www.sedar.com and on the EDGAR website at www.sec.gov.

“This extension period will provide Alcan’s shareholders with more time to consider our offer while we continue to pursue the various governmental and regulatory approvals necessary to complete the offer,” said Belda.

Alcoa last week said it received a request for additional information from the Antitrust Division of the U.S. Department of Justice regarding its outstanding offer for Alcan. The Company also reiterated its confidence the transaction would be approved in each jurisdiction. Approximately 418,500 Alcan common shares had been deposited and not withdrawn under Alcoa’s offer to date.

Segment and Other Results

Alumina

ATOI was $276 million, an increase of $16 million, or 6 percent, over the prior quarter. Higher overall prices and shipments were partially offset by the appreciation of the Australian dollar. Quarterly production increased by 144 kmt or 4 percent.

Primary Metals

ATOI was $462 million, down $42 million, or eight percent, compared to the prior quarter. The ATOI decrease resulted from lower LME prices, Rockdale and Tennessee curtailment costs, unfavorable currency, and Iceland start-up costs. Third-party realized metal prices decreased $23 per metric ton to $2,879 per ton. Primary metal production for the quarter increased 2 kmt to 901 kmt due mainly to the restart of a second potline at the Intalco smelter, net of the Rockdale and Tennessee outages. The Company purchased approximately 46 kmt of primary metal for internal use.

Flat-Rolled Products

The segment established a quarterly ATOI record of $93 million, up $31 million or 50 percent from the prior quarter. These record results were driven by continued strength in aerospace and higher volumes in can sheet. Productivity gains continue to exceed cost inflation. In addition, improved Russia performance contributed to the ATOI increase.

Extruded and End Products

The segment established a quarterly ATOI record of $46 million, up $12 million or 35 percent, from the prior quarter. The improvement was due to strong markets, especially Europe, and improved productivity. Effective June 1, 2007 the soft alloy extrusion joint venture with Sapa was completed. The associated volume and revenue will no longer be recorded in this segment; equity income from the joint venture will be recorded here.

Engineered Solutions

Another segment quarterly ATOI record was established of $105 million, up $12 million or 13 percent from the prior quarter. Strong markets, market share gains and new product offerings throughout our portfolio continue to more than offset the substantial decline in U.S. Class 8 truck market of approximately 50% compared to year ago quarter. In addition, productivity gains continue to outpace cost inflation.

Packaging and Consumer

ATOI was $37 million, an increase of $18 million, or 95 percent, over the prior quarter. This sequential quarter increase was driven by the normal seasonal upturn in the Consumer and Closures businesses as well as continued productivity improvements.

ATOI to Net Income Reconciliation

The largest variances in reconciling items were in the “Corporate Expense,” “Restructuring & Other Charges” and “Other” line items. “Corporate Expense” includes the transaction costs stemming from the Company’s outstanding offer for Alcan. “Restructuring & Other Charges” includes the favorable after-tax impact from completion of the soft alloy extrusion joint venture with Sapa.

“Other” includes a portion of the Tennessee curtailment cost due to our captive insurance company.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on July 9, 2007 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under "Invest."

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, structures and building systems. The Company has 116,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statements

Certain statements and assumptions in this communication contain or are based on "forward-looking" information and involve risks and uncertainties. Forward-looking statements may be identified by their use of words like "anticipates," "believes," "estimates," "expects," "hopes," "targets," "should," "will," "will likely result," "forecast," "outlook," "projects" or other words of similar meaning. Such forward-looking information includes, without limitation, the statements as to the impact of the proposed acquisition of Alcan on revenues, costs and earnings. Such forward-looking statements are subject to numerous assumptions, uncertainties and risks, many of which are outside of Alcoa’s control. Accordingly, actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this communication. These risks and uncertainties include Alcoa’s ability to successfully integrate the operations of Alcan; the outcome of contingencies including litigation, environmental remediation, divestitures of businesses, and anticipated costs of capital investments; general business and economic conditions; interest rates; the supply and demand for, deliveries of, and the prices and price volatility of primary aluminum, fabricated aluminum, and alumina produced by Alcoa and Alcan; the timing of the receipt of regulatory and governmental approvals necessary to complete the acquisition of Alcan and any undertakings agreed to in connection with the receipt of such regulatory and governmental approvals; the timing of receipt of regulatory and governmental approvals for Alcoa’s and Alcan’s development projects and other operations; the availability of financing to refinance indebtedness incurred in connection with the acquisition of Alcan on reasonable terms; the availability of financing for Alcoa’s and Alcan’s development projects on reasonable terms; Alcoa’s and Alcan’s respective costs of production and their respective production and productivity levels, as well as those of their competitors; energy costs; Alcoa’s and Alcan’s ability to secure adequate transportation for their respective products, to procure mining equipment and operating supplies in sufficient quantities and on a timely basis, and to attract and retain skilled staff; the impact of changes in foreign currency exchange rates on Alcoa’s and Alcan’s costs and results, particularly the Canadian dollar, Euro, and Australian dollar, may affect profitability as some important raw materials are purchased in other currencies, while products generally are sold in U.S.

dollars; engineering and construction timetables and capital costs for Alcoa’s and Alcan’s development and expansion projects; market competition; tax benefits and tax rates; the outcome of negotiations with key customers; the resolution of environmental and other proceedings or disputes; and Alcoa’s and Alcan’s ongoing relations with their respective employees and with their respective business partners and joint venturers.

Additional risks, uncertainties and other factors affecting forward looking statements include, but are not limited to, the following:

•	Alcoa is, and the combined company will be, subject to cyclical fluctuations in London Metal Exchange primary aluminum prices, economic and business conditions generally, and aluminum end-use markets;

•	Alcoa’s operations consume, and the combined company’s operations will consume, substantial amounts of energy, and profitability may decline if energy costs rise or if energy supplies are interrupted;

•	The profitability of Alcoa and/or the combined company could be adversely affected by increases in the cost of raw materials;

•	Union disputes and other employee relations issues could adversely affect Alcoa’s and/or the combined company’s financial results;

•	Alcoa and/or the combined company may not be able to successfully implement its growth strategy;

•

Alcoa’s operations are, and the combined company’s operations will be, exposed to business and operational risks, changes in conditions and events beyond its control in the countries in which it operates;

•

Alcoa is, and the combined company will be, exposed to fluctuations in foreign currency exchange rates and interest rates, as well as inflation and other economic factors in the countries in which it operates;

•	Alcoa faces, and the combined company will face, significant price competition from other aluminum producers and end-use markets for Alcoa products that are highly competitive;

•	Alcoa and/or the combined company could be adversely affected by changes in the business or financial condition of a significant customer or customers;

•	Alcoa and/or the combined company may not be able to successfully implement its productivity and cost-reduction initiatives;

•	Alcoa and/or the combined company may not be able to successfully develop and implement new technology initiatives;

•

Alcoa is, and the combined company will be, subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates and may be exposed to substantial costs and liabilities associated with such laws;

•	Alcoa’s smelting operations are expected to be affected by various regulations concerning greenhouse gas emissions;

•	Alcoa and the combined company may be exposed to significant legal proceedings, investigations or changes in law; and

•	Unexpected events may increase Alcoa’s and/or the combined company’s cost of doing business or disrupt Alcoa’s and/or the combined company’s operations.

See also the risk factors disclosed in Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Readers are cautioned not to put undue reliance on forward-looking statements. Alcoa disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

WHERE TO FIND ADDITIONAL INFORMATION

In connection with the offer by Alcoa to purchase all of the issued and outstanding common shares of Alcan (the “Offer”), Alcoa has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”), which contains a prospectus relating to the Offer (the “Prospectus”), and a tender offer statement on Schedule TO (the “Schedule TO”), each as amended. This communication is not a substitute for the Prospectus, the Registration Statement and the Schedule TO. ALCAN SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ALCOA, ALCAN AND THE OFFER. Materials filed with the SEC are available electronically without charge at the SEC’s website, www.sec.gov. Materials filed with the Canadian securities regulatory authorities (“CSRA”) are available electronically without charge at www.sedar.com. Materials filed with the SEC or the CSRA may also be obtained without charge at Alcoa’s website, www.alcoa.com, or by directing a request to Alcoa’s investor relations department at (212) 836-2674. In addition, Alcan shareholders may obtain free copies of such materials filed with the SEC or the CSRA by directing a written or oral request to the Information Agent for the Offer, MacKenzie Partners, Inc., toll-free at (800) 322-2885 (English) or (888) 405-1217 (French).

While the Offer is being made to all holders of Alcan Common Shares, this communication does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Alcoa may, in its sole discretion, take such action as it may deem necessary to extend the Offer in any such jurisdiction.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30, 2006 (a)	March 31, 2007	June 30, 2007
Sales	$7,797	$7,908	$8,066

Cost of goods sold (exclusive of expenses below)	5,827	6,007	6,178
Selling, general administrative, and other expenses	354	357	367
Research and development expenses	50	52	55
Provision for depreciation, depletion, and amortization	324	304	317
Restructuring and other charges	(9)	26	(57)
Interest expense	98	83	86
Other income, net	(61)	(44)	(60)

Total costs and expenses	6,583	6,785	6,886

Income from continuing operations before taxes on income	1,214	1,123	1,180
Provision for taxes on income	341	335	354

Income from continuing operations before minority interests’ share	873	788	826
Less: Minority interests’ share	124	115	110

Income from continuing operations	749	673	716

Loss from discontinued operations	(5)	(11)	(1)

NET INCOME	$744	$662	$715

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.86	$.77	$.82
Loss from discontinued operations	(.01)	(.01)	—

Net income	$.85	$.76	$.82

Diluted:
Income from continuing operations	$.85	$.77	$.81
Loss from discontinued operations	—	(.02)	—

Net income	$.85	$.75	$.81

Average number of shares used to compute:
Basic earnings per common share	869,811,164	868,824,621	872,978,729
Diluted earnings per common share	877,005,617	875,753,052	882,742,445

Shipments of aluminum products (metric tons)	1,400,000	1,365,000	1,364,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Six months ended June 30,
	2006 (a)	2007
Sales	$14,908	$15,974

Cost of goods sold (exclusive of expenses below)	11,171	12,185
Selling, general administrative, and other expenses	709	724
Research and development expenses	97	107
Provision for depreciation, depletion, and amortization	630	621
Restructuring and other charges	(8)	(31)
Interest expense	190	169
Other income, net	(96)	(104)

Total costs and expenses	12,693	13,671

Income from continuing operations before taxes on income	2,215	2,303
Provision for taxes on income	623	689

Income from continuing operations before minority interests’ share	1,592	1,614
Less: Minority interests’ share	229	225

Income from continuing operations	1,363	1,389

Loss from discontinued operations	(11)	(12)

NET INCOME	$1,352	$1,377

Earnings (loss) per common share:
Basic:
Income from continuing operations	$1.57	$1.59
Loss from discontinued operations	(.02)	(.01)

Net income	$1.55	$1.58

Diluted:
Income from continuing operations	$1.55	$1.58
Loss from discontinued operations	(.01)	(.02)

Net income	$1.54	$1.56

Average number of shares used to compute:
Basic earnings per common share	870,195,464	871,174,885
Diluted earnings per common share	876,595,985	879,625,327

Common stock outstanding at the end of the period	869,315,328	876,432,795

Shipments of aluminum products (metric tons)	2,750,000	2,729,000

(a)	The Condensed Statement of Consolidated Income for the quarter and six-month periods ended June 30, 2006 has been reclassified to reflect the movement of the home exteriors business to discontinued operations in the third quarter of 2006.

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2006	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$506	$1,168
Receivables from customers, less allowances of $75 in 2006 and $66 in 2007	3,127	3,370
Other receivables	308	302
Inventories	3,805	3,633
Fair value of derivative contracts	295	238
Prepaid expenses and other current assets	1,116	1,230

Total current assets	9,157	9,941

Properties, plants, and equipment	29,348	31,392
Less: accumulated depreciation, depletion, and amortization	14,535	15,210

Properties, plants, and equipment, net	14,813	16,182

Goodwill	6,166	6,181
Investments	1,722	3,327
Other assets	4,346	4,364
Assets held for sale	979	123

Total assets	$37,183	$40,118

LIABILITIES
Current liabilities:
Short-term borrowings	$475	$545
Commercial paper	340	439
Accounts payable, trade	2,680	2,668
Accrued compensation and retirement costs	995	956
Taxes, including taxes on income	875	689
Other current liabilities	1,406	1,394
Long-term debt due within one year	510	656

Total current liabilities	7,281	7,347

Commercial paper	1,132	—
Long-term debt, less amount due within one year	4,778	6,263
Accrued pension benefits	1,567	1,504
Accrued postretirement benefits	2,956	2,910
Other noncurrent liabilities and deferred credits	2,023	1,981
Deferred income taxes	762	1,029
Liabilities of operations held for sale	253	108

Total liabilities	20,752	21,142

MINORITY INTERESTS	1,800	2,144

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,817	5,716
Retained earnings	11,066	12,146
Treasury stock, at cost	(1,999)	(1,643)
Accumulated other comprehensive loss	(1,233)	(367)

Total shareholders’ equity	14,631	16,832

Total liabilities and equity	$37,183	$40,118

Alcoa and subsidiaries

Condensed Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six months ended June 30,
	2006 (b)	2007
CASH FROM OPERATIONS
Net income	$1,352	$1,377
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	631	621
Deferred income taxes	(3)	46
Equity income, net of dividends	(42)	(72)
Restructuring and other charges	(8)	(31)
Gains from investing activities – sales of assets	(8)	(1)
Provision for doubtful accounts	10	1
Loss from discontinued operations	11	12
Minority interests	229	225
Stock-based compensation	50	51
Excess tax benefits from stock-based payment arrangements	(15)	(36)
Other (c)	(119)	(68)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(351)	(88)
(Increase) decrease in inventories	(552)	230
(Increase) in prepaid expenses and other current assets	(135)	(106)
(Decrease) in accounts payable and accrued expenses	(410)	(125)
Increase (decrease) in taxes, including taxes on income (c)	81	(105)
Cash received on long-term aluminum supply contract	—	93
Pension contributions	(102)	(91)
Net change in noncurrent assets and liabilities	(16)	(45)
(Increase) in net assets held for sale	(111)	(11)

CASH PROVIDED FROM CONTINUING OPERATIONS	492	1,877
CASH USED FOR DISCONTINUED OPERATIONS	(6)	(1)

CASH PROVIDED FROM OPERATIONS	486	1,876

FINANCING ACTIVITIES
Net change in short-term borrowings	54	67
Net change in commercial paper	986	(1,034)
Additions to long-term debt	8	2,035
Debt issuance costs	—	(126)
Payments on long-term debt	(27)	(387)
Common stock issued for stock compensation plans	136	428
Excess tax benefits from stock-based payment arrangements	15	36
Repurchase of common stock	(210)	(253)
Dividends paid to shareholders	(262)	(297)
Dividends paid to minority interests	(200)	(204)
Contributions from minority interests	40	217

CASH PROVIDED FROM FINANCING ACTIVITIES	540	482

INVESTING ACTIVITIES
Capital expenditures	(1,318)	(1,674)
Capital expenditures of discontinued operations	(3)	—
Additions to investments	(44)	(56)
Sales of investments	7	27
Net change in short-term investments and restricted cash	(21)	3
Other	27	(14)

CASH USED FOR INVESTING ACTIVITIES	(1,352)	(1,714)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	17	18

Net change in cash and cash equivalents	(309)	662
Cash and cash equivalents at beginning of year	762	506

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$453	$1,168

(b)	The Condensed Statement of Consolidated Cash Flows as of June 30, 2006 has been reclassified to reflect the movement of the home exteriors business to discontinued operations and as held for sale in the third quarter of 2006, and the soft alloy extrusions business as held for sale in the fourth quarter of 2006.
(c)	A reclassification of $53 related to income taxes was made in the June 30, 2006 period to conform to the current period presentation.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q06	2Q06	3Q06	4Q06	2006	1Q07	2Q07
Alumina:
Alumina production (kmt)	3,702	3,746	3,890	3,790	15,128	3,655	3,799
Third-party alumina shipments (kmt)	2,023	2,108	2,205	2,084	8,420	1,877	1,990
Third-party sales	$628	$713	$733	$711	$2,785	$645	$712
Intersegment sales	$555	$515	$524	$550	$2,144	$579	$587
Equity (loss) income	$(1)	$—	$(2)	$1	$(2)	$1	$—
Depreciation, depletion, and amortization	$43	$46	$47	$56	$192	$56	$62
Income taxes	$93	$112	$108	$115	$428	$100	$102
After-tax operating income (ATOI)	$242	$278	$271	$259	$1,050	$260	$276

Primary Metals:
Aluminum production (kmt)	867	882	895	908	3,552	899	901
Third-party aluminum shipments (kmt)	488	508	535	556	2,087	518	565
Alcoa’s average realized price per metric ton of aluminum	$2,534	$2,728	$2,620	$2,766	$2,665	$2,902	$2,879
Third-party sales	$1,408	$1,589	$1,476	$1,698	$6,171	$1,633	$1,746
Intersegment sales	$1,521	$1,696	$1,467	$1,524	$6,208	$1,477	$1,283
Equity income	$20	$28	$16	$18	$82	$22	$18
Depreciation, depletion, and amortization	$96	$102	$100	$97	$395	$95	$102
Income taxes	$197	$209	$140	$180	$726	$214	$196
ATOI	$445	$489	$346	$480	$1,760	$504	$462

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	562	579	568	564	2,273	568	583
Third-party sales	$1,940	$2,115	$2,115	$2,127	$8,297	$2,275	$2,344
Intersegment sales	$49	$66	$65	$66	$246	$60	$63
Equity loss	$—	$(1)	$—	$(1)	$(2)	$—	$—
Depreciation, depletion, and amortization	$50	$57	$57	$55	$219	$55	$55
Income taxes	$26	$25	$19	$(2)	$68	$26	$33
ATOI	$66	$79	$48	$62	$255	$62	$93

Extruded and End Products:
Third-party aluminum shipments (kmt)	223	231	220	203	877	213	146
Third-party sales	$1,038	$1,165	$1,146	$1,070	$4,419	$1,175	$965
Intersegment sales	$23	$31	$20	$25	$99	$42	$26
Equity income	$—	$—	$—	$—	$—	$—	$9
Depreciation, depletion, and amortization	$28	$30	$29	$31	$118	$9	$10
Income taxes	$1	$8	$7	$2	$18	$11	$29
ATOI	$—	$17	$16	$27	$60	$34	$46

Engineered Solutions:
Third-party aluminum shipments (kmt)	37	38	34	30	139	31	30
Third-party sales	$1,360	$1,405	$1,345	$1,346	$5,456	$1,449	$1,478
Equity income (loss)	$—	$—	$1	$(5)	$(4)	$—	$—
Depreciation, depletion, and amortization	$40	$42	$43	$44	$169	$41	$42
Income taxes	$37	$44	$35	$(15)	$101	$44	$47
ATOI	$83	$100	$75	$73	$331	$93	$105

Packaging and Consumer:
Third-party aluminum shipments (kmt)	40	44	39	46	169	35	40
Third-party sales	$749	$834	$815	$837	$3,235	$736	$837
Equity income	$—	$—	$—	$1	$1	$—	$—
Depreciation, depletion, and amortization	$31	$31	$30	$32	$124	$30	$30
Income taxes	$5	$9	$8	$11	$33	$7	$17
ATOI	$8	$37	$24	$26	$95	$19	$37

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

Reconciliation of ATOI to consolidated net income:	1Q06	2Q06	3Q06	4Q06	2006	1Q07	2Q07
Total segment ATOI	$844	$1,000	$780	$927	$3,551	$972	$1,019
Unallocated amounts (net of tax):
Impact of LIFO (1)	(36)	(49)	(19)	(66)	(170)	(27)	(16)
Interest income	11	10	23	14	58	11	9
Interest expense	(60)	(63)	(66)	(61)	(250)	(54)	(56)
Minority interests	(105)	(124)	(109)	(98)	(436)	(115)	(110)
Corporate expense	(89)	(82)	(64)	(82)	(317)	(86)	(101)
Restructuring and other charges	(1)	6	2	(386)	(379)	(18)	21
Discontinued operations	(6)	(5)	(3)	101	87	(11)	(1)
Other	50	51	(7)	10	104	(10)	(50)

Consolidated net income	$608	$744	$537	$359	$2,248	$662	$715

(1)	Certain amounts for the first and second quarter of 2006 have been reclassified to Other so that this line reflects only the impact of LIFO. Presenting the Impact of LIFO as a separate line in the Reconciliation of ATOI started in the third quarter of 2006.

Certain amounts for the first and second quarter of 2006 included in the Extruded and End Products segment and the Reconciliation of ATOI have been reclassified to reflect the movement of the home exteriors business to discontinued operations in the third quarter of 2006. Also, the equity income reflected in the Extruded and End Products segment for the second quarter of 2007 represents Alcoa’s share of the results of operations for the month of June 2007 of the newly formed joint venture with Orkla ASA’s Sapa Group (Sapa) that combined Alcoa’s soft alloy extrusions business with Sapa’s Profiles extruded aluminum business.

The difference between certain segment financial information totals and consolidated financial information is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Bloomberg Return on Capital (1)

	Twelve months ended June 30,
	2006 (2)	2007
Net income	$1,865	$2,273
Minority interests	368	432
Interest expense (after tax)	268	270

Numerator	$2,501	$2,975

Average Balances
Short-term borrowings	$303	$451
Short-term debt	55	359
Commercial paper	1,501	1,169
Long-term debt	5,333	5,709
Preferred stock	55	55
Minority interests	1,340	1,809
Common equity (4)	13,834	15,571

Denominator	$22,421	$25,123

Return on capital	11.2%	11.8%

Bloomberg Return on Capital,

Excluding Growth Investments (1)

	Twelve months ended June 30,
	2006 (2)	2007
Net income	$1,865	$2,273
Minority interests	368	432
Interest expense (after tax)	268	270

Numerator	2,501	2,975
Net losses of growth investments (3)	78	51

Adjusted numerator	$2,579	$3,026

Average Balances
Short-term borrowings	$303	$451
Short-term debt	55	359
Commercial paper	1,501	1,169
Long-term debt	5,333	5,709
Preferred stock	55	55
Minority interests	1,340	1,809
Common equity (4)	13,834	15,571

Denominator	22,421	25,123
Capital projects in progress and capital base of growth investments (3)	(2,330)	(4,521)

Adjusted denominator	$20,091	$20,602

Return on capital, excluding growth investments	12.8%	14.7%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on the trailing four quarters. Average balances are calculated as (June 2007 ending balance + June 2006 ending balance) divided by 2 for the twelve-month period ending June 30, 2007, and (June 2006 ending balance + June 2005 ending balance) divided by 2 for the twelve-month period ending June 30, 2006.
(2)	Certain financial information has been reclassified to reflect the movement of the home exteriors business to discontinued operations in the third quarter of 2006 and the soft alloy extrusions business as held for sale in the fourth quarter of 2006.
(3)	For all periods presented, growth investments include Russia and Bohai. Kunshan is also included as a growth investment for the twelve-month period ending June 30, 2007.
(4)	Calculated as total shareholders’ equity less preferred stock.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Days of Working Capital

	Quarter ended
	June 30, 2006 (a)	March 31, 2007	June 30, 2007
Receivables from customers, less allowances	$3,143	$3,314	$3,370
Add: Inventories	3,820	3,780	3,633
Less: Accounts payable, trade	2,536	2,570	2,668

Working Capital	$4,427	$4,524	$4,335

Sales	$7,797	$7,908	$8,066

Days of Working Capital	51.7	51.5	48.9

Days of Working Capital = Working Capital divided by (Sales/number of days in the quarter)

(a)	Certain financial information has been reclassified to reflect the movement of the home exteriors business to discontinued operations and as held for sale in the third quarter of 2006, and the soft alloy extrusions business as held for sale in the fourth quarter of 2006.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions, except per-share amounts)

	Net Income					Diluted EPS
	Quarter ended			Six months ended		Quarter ended			Six months ended
	2Q06*	1Q07	2Q07	2Q06*	2Q07	2Q06*	1Q07	2Q07	2Q06*	2Q07
Net income	$744	$662	$715	$1,352	$1,377	$0.85	$0.75	$0.81	$1.54	$1.56
Loss from discontinued operations	(5)	(11)	(1)	(11)	(12)

Income from continuing operations	749	673	716	1,363	1,389	0.85	0.77	0.81	1.55	1.58
Transaction costs**	—	—	17	—	17
Restructuring and other charges	(6)	18	(21)	(5)	(3)

Income from continuing operations – excluding restructuring and other charges and transaction costs	$743	$691	$712	$1,358	$1,403	0.85	0.79	0.81	1.55	1.59

Income from continuing operations – excluding restructuring and other charges and transaction costs is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges and transaction costs. There can be no assurances that additional restructuring and other charges and transaction costs will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both income from continuing operations determined under GAAP as well as income from continuing operations – excluding restructuring and other charges and transaction costs.

*	Certain financial information has been reclassified to reflect the movement of the home exteriors business to discontinued operations in the third quarter of 2006.
**	Transaction costs (investment banking, legal, accounting, and other third-party expenses related to the Alcan offer) are included in Selling, general administrative, and other expenses on the Condensed Statement of Consolidated Income.